Exhibit 99.1

February 24, 2012
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL ANNOUNCES DIVIDEND, RESULTS OF
SHAREHOLDERS MEETING AND REGULATORY APPROVAL OF BANK TRANSACTION

ST. PETERSBURG, Fla. – The Raymond James Financial Board of Directors today declared a quarterly cash dividend on its common shares of $.13 per share, payable April 16, 2012, to shareholders of record on April 2, 2012. This is the 27th consecutive year in which Raymond James has paid its shareholders a dividend.

Raymond James held its annual meeting of shareholders on the afternoon of February 23, 2012.  The ten nominees to the Board proposed in the company’s proxy statement, all of whom are currently directors, were re-elected.

The shareholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm and approved the 2012 Stock Incentive Plan.

In its annual compensation advisory vote, shareholders voted to approve the Company’s executive compensation.

The Board of Governors of the Federal Reserve System, on February 23, 2012, approved Raymond James Bank’s investment in Canadian subsidiary Raymond James Finance Company of Canada, Ltd. Raymond James Bank will proceed with acquiring the approximately $430 million loan portfolio of Allied Irish Bank through this subsidiary.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd., have approximately 5,400 financial advisors serving 2 million accounts in 2,400 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $281 billion, of which approximately $37 billion are managed by the firm’s asset management subsidiaries.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements, due to a number of factors, which include, but are not limited to, the possibility that regulatory and other approvals and conditions to the Morgan Keegan acquisition are not received or satisfied on a timely basis or at all, the possibility that modifications to the terms of the Morgan Keegan acquisition may be required to obtain or satisfy such approvals or conditions, changes in the anticipated timing for closing the Morgan Keegan acquisition, difficulty integrating Raymond James’ and Morgan Keegan’s businesses or realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, diversion of management time on acquisition related issues, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James’ 2011 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2011, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

For more information, please contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.